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                                                                    EXHIBIT 3.3


                          ACTION WITH RESPECT TO BYLAWS

         By resolution of the Board of Directors of Raptor Networks Technology, Inc., a Colorado corporation (the "Corporation"), and in accordance with Article V of the Corporation's Bylaws, the following action has been taken with respect to the Corporation's Bylaws:

         Article II, Section 1 of the Bylaws of the Corporation was amended and restated to read as follows:

              "SECTION 1. NUMBER OF DIRECTORS. The corporation shall be managed by a Board of Directors consisting of four (4) directors."

         The remainder of the Corporation's Bylaws remain in full force and effect.



                            CERTIFICATE OF SECRETARY

         The undersigned certifies that:

         (1) The undersigned is the duly elected and acting Secretary of Raptor Networks Technology, Inc., a Colorado corporation (the "Company"); and

         (2) The foregoing Action With Respect to Bylaws describes an action taken with respect to the Company's Bylaws, as duly adopted and approved by the Company's directors.

         IN WITNESS WHEREOF, I have hereunto subscribed my name on April 8, 2005.



                                                    /S/ BOB VAN LEYEN
                                                --------------------------
                                                Bob van Leyen, Secretary